UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   May 9, 2014

Cal Dive International, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-33206 (Commission File Number)	61-1500501 (IRS Employer Identification No.)

2500 CityWest Boulevard, Suite 2200 Houston, Texas (Address of principal executive offices)		77042 (Zip Code)

(713) 361-2600 (Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                          Entry Into a Material Definitive Agreement.

Effective May 9, 2014, Cal Dive International, Inc. (the "Company") entered into Amendment No. 8 (the "Amendment") to its Credit Agreement (the "Credit Agreement"), dated as of April 26, 2011, among the Company, Bank of America, N.A., as Administrative Agent, and the other lenders parties thereto to: (i) reduce the aggregate principal amount of second lien debt the Company may incur from $150.0 million to $100.0 million; (ii) give pro forma effect to the second lien debt in calculating the consolidated leverage ratio covenant for the fiscal quarter ended March 31, 2014; and (iii) increase the amount of third party project financing that the Company is allowed to obtain in connection with foreign projects from $30.0 million to $75.0 million and exclude any such financing from the consolidated leverage ratio.  As part of the Amendment, the size of the revolving credit facility portion under the Credit Agreement will be further decreased by $5.0 million per month from July 31, 2014 to December 31, 2014, until reduced to $85.0 million.

On May 9, 2014, the also Company entered into an amendment and restatement of the credit agreement for its $20.0 million unsecured term loan with ABC Funding, LLC, as Administrative Agent, and an affiliate of Summit Capital Advisors, LP, and other lenders party thereto (the "Amended and Restated Credit Agreement"), that provides for a $100.0 million senior secured second lien term loan facility (the "Second Lien Facility") maturing in 2019. The $20.0 million unsecured term loan has been converted into a second lien term loan of equivalent amount, constituting the first tranche under the Second Lien Facility.  A second tranche consisting of an $80.0 million second lien term loan under the Second Lien Facility was funded at closing.  The Company received approximately $75.7 million of net proceeds from the second tranche, after deducting closing costs and transaction expenses, and the Company used the net proceeds to repay the remaining $29.7 million outstanding under the term loan under the Company's Credit Agreement, and to repay $45.0 million of the outstanding borrowings under the revolving credit facility portion of the Credit Agreement.

Both tranches of the term loan under the Second Lien Facility mature on May 9, 2019, with no scheduled amortization of the term loans prior to maturity.  Interest on the Second Lien Facility is payable on the last day of each calendar month in arrears, beginning on May 30, 2014.  The $20.0 million tranche bears interest at LIBOR (1% floor) plus 6.75% and the $80.0 million tranche bears interest at LIBOR (1% floor) plus 11.75% so long as the Company's consolidated applicable margin leverage ratio, as defined in the Second Lien Facility, is less than 3.00x

The Second Lien Facility contains representations and affirmative covenants similar to those in the Credit Agreement.  The Second Lien Facility requires that the Company meet certain financial covenants, including a minimum fixed charge coverage ratio of 1.0x, minimum trailing twelve month EBITDA of $30.0 million, and a consolidated secured leverage ratio of no more than 5.25x for the quarter ending June 30, 2014, reducing to 5.00x for the quarter ending September 30, 2014, and 4.75x for the quarter ending December 31, 2014.  The ratio is further reduced to 4.50x for the quarters ending March 31 and June 30, 2015, and to 4.25x for the quarters ending September 30 and December 31, 2015, and to 4.00x thereafter.  The consolidated secured leverage ratio also excludes any third party project financing obtained by the Company under the $75.0 million allowance provided by the Amendment.

The Second Lien Facility also contains certain negative covenants, including, restrictions or limits on (i) liens; (ii) investments; (iii) indebtedness; (iv) dispositions; and (v) capital expenditures.

The Second Lien Facility is secured, on a second priority basis, by vessel mortgages on all the Company's vessels, a pledge of all the stock of the Company's domestic subsidiaries and 66% of the stock of three of the Company's foreign subsidiaries, and a security interest in, among other things, all the Company's equipment, inventory, accounts receivable and general tangible assets.

The Company may not voluntarily prepay the term loans under the Second Lien Facility prior to the second anniversary, and thereafter will be subject to a 3% penalty in the third year and a 1% penalty in the fourth year.  The Company may repay the term loans at par in the fifth year up to maturity.

The Second Lien Facility contains other terms and conditions, including events of default that the Company considers reasonable and customary for this type of indebtedness.  The events of default include failure to timely pay amounts due under the Second Lien Facility, non-compliance with covenants, failure to pay other outstanding third party debt above a stated threshold, material breaches of representations, insolvency, a change of control and other events of default customary for this type of indebtedness (subject to applicable notice and cure periods for some defaults). During the existence of any uncured events of default, the lenders under the Second Lien Facility have the right to declare the outstanding amounts immediately due and payable.  The Second Lien Facility also contains cross-default provisions relating to the covenants in the Company's Credit Agreement.

These descriptions of the Amendment and the Second Lien Facility are summaries only and are qualified in their entirety by reference to the Amendment and the Amended and Restated Credit Agreement, copies of which will be filed as exhibits to the Company's next Quarterly Report on Form 10-Q for its second fiscal quarter 2014 and are incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above is hereby incorporated by reference into this Item 2.03.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

CAL DIVE INTERNATIONAL, INC.

By:	/s/ Lisa M. Buchanan
Lisa M. Buchanan Executive Vice President, General Counsel and Secretary

Date:   May 15, 2014